Date:	January 24, 2008

Contact:	Neal A. Petrovich, Senior Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES
 2007 EARNINGS

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced net income of $11.44 million for the year 2007, up slightly from $11.43 million in 2006.  Earnings per share were $1.86 in 2007 on both a basic and diluted basis.  In 2006, basic and diluted earnings per share were $1.91 and $1.90, respectively.

Net income for the fourth quarter was $2.78 million, down from $2.92 million in the same quarter of 2006.  Earnings per share for the quarter were $.45 on both a basic and diluted basis, compared to $.47 in the fourth quarter of 2006.

Two special items impacted fourth quarter 2007 earnings.  First, the payout of certain loans acquired through a merger in 2006 added $314,000 to interest income during the quarter, due to special accounting rules for acquired loans.  Secondly, the Company recorded a $362,000 impairment charge related to its holdings of Federal Home Loan Mortgage Corporation (“FHLMC”) and Federal National Mortgage Association (“FNMA”) preferred stock.  The market value of these two securities dropped significantly at the end of 2007, and any near-term recovery in value is uncertain.  The Company’s recorded investment in these securities, after the write-down, is $1.35 million.  The impairment charge is included as a reduction of the Company’s noninterest income.

“This is an unusually challenging period for the banking industry,” stated Charles H. Majors, President and Chief Executive Officer.  “Dramatic drops in the national housing and residential mortgage markets have created concern about the overall U.S. economy.  In response, the Federal Reserve has lowered short-term interest rates rapidly, which has put pressure on bank interest margins.  Profits in the banking industry have declined significantly due largely to major credit quality issues.”

“Given these important industry challenges, American National continues to perform very well,” continued Majors.  Return on average assets, a widely-used indicator of bank profitability, was 1.48% in 2007 and 1.44% for the fourth quarter, both well above industry averages.  Return on average equity was 11.69% for 2007, and 11.05% for the quarter, while return on average tangible equity was 16.09% and 15.05% for the year and quarter, respectively.

The Company’s net loan charge-offs and nonperforming loan levels remained low throughout 2007, and are well below industry averages.  As a result, the Company recorded modest amounts of loan loss provision expense in 2007.  Provision expense was $403,000 for the year and $100,000 for the quarter.  “Our company continues to experience very favorable loan quality, especially when viewed in light of the negative industry trends noted above,” commented Majors.

“The significant market events and economic forces discussed above have taken their toll on bank stock prices, including ours” stated Majors.  “American National’s stock price declined 14.4% in 2007, compared to an average decline of 25.2% for all publicly-held banks, according to the SNL Bank Index.  Taking dividends into account, the total return of the SNL Bank Index fell 22.36% in 2007, while American National’s total return declined 10.7%.  While we are never happy with a stock price decline, much less one of this magnitude, we are gratified that investors have recognized American National’s strengths and strong dividend during this unusual period.  2008 is going to be another difficult year for the industry, but American National’s strategic focus on profitability, capital management, efficiency of operations, and strong loan quality, positions us well to manage through this turbulent time and to take full advantage of business opportunities that will arise.”

About American National

American National Bankshares Inc. is a bank holding company with assets of over $770 million.  Headquartered in Danville, Virginia, it is the holding company of American National Bank and Trust Company, a community bank serving Southern and Central Virginia and the northern portion of Central North Carolina with twenty banking offices and a loan production office.  The Bank also manages an additional $500 million in its Trust and Investment Services Division.

American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.  Services are also provided through twenty-three ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking.  Additional information is available on the Bank’s website at www.amnb.com.  The shares of American National Bankshares Inc. are traded on the NASDAQ Global Select Market under the symbol “AMNB.”

Forward-Looking Statements

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.